Exhibit 99.3

Crane Co.	NEWS

Contact:
Pamela J. S. Styles
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. ANNOUNCES 25% DIVIDEND INCREASE

STAMFORD, CONNECTICUT – July 25, 2005 - Crane Co., a diversified manufacturer of industrial engineered products, is pleased to announce its Board of Directors today declared a 25% increase in its regular quarterly dividend, to $.125 per share, from $.10 per share. The dividend is payable on September 9, 2005 to shareholders of record as of the close of business on September 1, 2005. The indicated annual dividend will now be $.50 per share.

“This is the first dividend increase for Crane Co. since 1998,” said Eric Fast, president and chief executive officer. “Today’s Board action demonstrates our confidence in the performance of our Company.”

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.